Exhibit 99.1

GILLA CLOSES DEBENTURE; STRENGTHENS BALANCE SHEET

LOS ANGELES, CALIFORNIA – (December 31st, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company has closed a non-brokered private offering of unsecured subordinated convertible debentures (the "Debentures") and has restructured certain short term senior secured debt.

The Company issued US $650,000 of Debentures at closing. The Debentures have a conversion rate of US $0.10 per common share, maturing on January 31, 2018, and bearing interest at a rate of 8% per annum, which shall be paid quarterly in arrears commencing on June 30, 2016. Each Debenture has a principal amount of US $1,000 and includes 5,000 common share purchase warrants entitling the holder to purchase one common share of the Company at a price of US $0.20 per share for a period of two years. The Company will have the option to force conversion of the Debentures at any time after six months following the closing date. A significant third party shareholder (the “Lender”) has converted senior secured debt into the Debenture totaling US $227,000. The Company’s Chief Executive Officer, through related entities, has subscribed to US $275,000 of the Debentures.

The Company has also extended the term of its secured promissory notes, with principal amounts of CAD $500,000 and US $100,000, from January 1, 2016 to July 1, 2017. The interest rate will remain at the current 10% for both secured promissory notes during the extension period. In consideration of such extension, the Company issued the Lender 250,000 common share purchase warrants entitling the holder to purchase one common share of the Company at a price of US $0.20 per share, expiring on July 1, 2017.

“This financing and extension of debt is a major step forward for the Company and positions us towards profitability,” stated J. Graham Simmonds, Chairman and CEO of Gilla Inc. He added, “With our manufacturing facility in full gear and the addition of our newly acquired brands, this financing and balance sheet restructuring allows us to focus our efforts on growing our sales team and enhancing our marketing efforts. I also want to thank our shareholders for their continued support in extending our debt on these favorable terms.”

Neither the Debentures nor the Common Stock issuable upon conversion thereof have been registered under the Securities Act of 1933, as amended, or any state securities laws and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Debentures were sold in a private placement to accredited investors in the United States and pursuant to Regulation S outside the United States. This press release does not constitute a solicitation or offering to purchase the Debentures or any other securities of the Company.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla aims to become a global leader in the manufacturing and distribution of E-liquid brands and proprietary recipes for the vapor industry. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Miss Pennysworth’s Elixirs, The Mad Alchemist and Replicant E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. J. Graham Simmonds
Chief Executive Officer
w: 1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc